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                                                                      EXHIBIT 99


[TENET LOGO]                                     NEWS RELEASE
Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871




                                    CONTACTS
                                    Investors:   Paul Russell    (805) 563-7188
                                    Media:       Harry Anderson  (805) 563-6816

                         TENET ANNOUNCES DEBT FINANCING

         SANTA BARBARA, CALIF. - JUNE 13, 2000 - Tenet Healthcare Corporation (NYSE: THC) announced today that it is offering $400 million of 10-year senior notes to qualified institutional investors through a private placement. Proceeds will be used to retire existing bank debt.

         The notes were priced at 100 percent of face value to yield 9.25 percent.

         Because the notes are being offered through a private placement, they have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Tenet Healthcare, through its subsidiaries, owns and operates 111 acute care hospitals with 27,000 beds and numerous related health care services. The company employs approximately 106,200 people serving communities in 17 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business

                                     -more-


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philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

                                     # # #

     Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.